                                                                    Exhibit 4.3



                   CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                OPTIONAL AND OTHER SPECIAL RIGHTS OF 8% SERIES B
                    CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware




         Paxson Communications Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, on September 9, 1999, duly approved and adopted the following resolution (the "Resolution"):

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 8% Series B Convertible Exchangeable Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 41,500 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "8% Series B Convertible Exchangeable Preferred Stock." The number of shares constituting such class shall be 41,500 and are referred to as the "Series B Convertible Preferred Stock." The liquidation preference of the Series B Convertible Preferred Stock shall be $10,000.00 per share.

         (b) Rank. The Series B Convertible Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Convertible Preferred Stock as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Securities"); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series B Convertible Preferred Stock as to dividends and distributions upon liquidation, winding up or dissolution (collectively referred to as "Parity Securities"), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be

Junior Securities and not Parity Securities; and (iii) junior to the Existing Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series B Convertible Preferred Stock as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as "Senior Securities"), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

         (c)      Dividends.

                  (i) Beginning on the Issue Date, the Holders of the outstanding shares of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series B Convertible Preferred Stock at the higher of (determined on a cumulative basis from the Issue Date to the date of such determination) (x) a rate per annum equal to 8% of the Original Issue Price, which rate shall be adjusted on the fifth anniversary of the Issue Date to equal the Cost of Capital Dividend Rate, which rate shall remain in effect thereafter for so long as the Series B Convertible Preferred Stock shall be outstanding, and (y) the aggregate cash dividends per share paid on the Class A Common Stock from the Issue Date to the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series B Convertible Preferred Stock is convertible. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein. Dividends shall be payable to the Holders of record as they appear on the stock books of the Corporation on such dates as the Board of Directors may determine with respect to such dividends. Dividends shall cease to accumulate in respect of shares of the Series B Convertible Preferred Stock on the date of the redemption of such shares unless the Corporation shall have failed to pay the relevant redemption price on the date fixed for redemption.

                  (ii) All dividends paid with respect to shares of the Series B Convertible Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                  (iii) Dividends payable on the Series B Convertible Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

         (d)      Liquidation Preference.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the liquidation preference for each share outstanding, plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, and (B) the amount per share payable upon liquidation, dissolution or winding up to the holders of shares of the Corporation's Class A Common Stock (without deduction for the liquidation preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of such shares into which the shares of Series B Convertible Preferred Stock are then convertible. Except as provided in the preceding sentence, Holders of Series B Convertible Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series B Convertible Preferred Stock and all Parity Securities, then, (x) should the holders of the Series B Convertible Preferred Stock be entitled to receive the liquidation amount described in clause (A) above, the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends; and (y) should the holders of the Series B Convertible Preferred Stock be entitled to receive the liquidation amount described in clause (B) above, the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation payments to which each is entitled.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

         (e)      Redemption.

                  (i) Optional Redemption. (A) Commencing on the fifth anniversary of the Issue Date, the Corporation may, at its option, at any time and from time to time, redeem, in whole or in part, in the manner provided for in paragraph (e)(ii) hereof, any or all of the outstanding shares of Series B Convertible Preferred Stock, at a price per share equal to the Redemption Price.

                          (B)   In the event of a redemption pursuant to
paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Series B Convertible Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Series B Convertible Preferred Stock, except that the Corporation may redeem all shares held by any Holders of fewer than one share (or shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation, provided that no optional redemption shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Series B Convertible Preferred Stock for all dividends prior to the Redemption Date.

                  (ii) Procedures for Redemption. (A) At least 90 days prior to the date fixed for any redemption of the Series B Convertible Preferred Stock pursuant to paragraph (e)(i), written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series B Convertible

Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Convertible Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

                  (1) the Redemption Price;

                  (2) whether all or less than all the outstanding shares of the Series B Convertible Preferred Stock are to be redeemed and the total number of shares of the Series B Convertible Preferred Stock being redeemed;

                  (3) the date fixed for redemption;

                  (4) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series B Convertible Preferred Stock to be redeemed; and

                  (5) that dividends on the shares of the Series B Convertible Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

                          (B)   Each Holder of Series B Convertible Preferred
Stock shall surrender the certificate or certificates representing such shares of Series B Convertible Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (C)  On and after the Redemption Date, unless the
Corporation defaults in the payment in full of the Redemption Price, dividends on the Series B Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph
(ii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

                  (iii) Redemption at the Option of the Holders. The Series B Convertible Preferred Stock is subject to redemption at the option of certain Holders in accordance with the terms and conditions set forth in Article IX of the Investment Agreement.

         (f) Voting Rights. Holders of Series B Convertible Preferred Stock shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

                  (i) (A) So long as any shares of the Series B Convertible Preferred Stock are outstanding, the Corporation may not issue any additional shares of Series B Convertible Preferred Stock, any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Parity Securities or Senior Securities) without the approval of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; provided, however, that the Corporation may, without the approval of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class:
(I) issue a new class of Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Senior Securities) at any time after the Common Stock Trading Price first exceeds 120% of the Conversion Price (as then in effect) for 20 consecutive trading days;
(II) issue additional shares of Existing Preferred Stock, Parity Securities or Senior Securities, which Senior Securities are pari passu with the Existing Preferred Stock, and which Senior Securities or Parity Securities require cash dividends at a time and in an amount not in excess of one percentage point greater than the dividend rate borne by any series of the Existing Preferred Stock (as existing on the Issue Date) and which does not prevent either the payment of cash dividends on the Series B Convertible Preferred Stock or the exchange of the Series B Convertible Preferred Stock for the New Exchange Debentures, in an amount sufficient to acquire any series of the Existing Preferred Stock in accordance with its terms on the Issue Date (including any premium required to be paid), plus the amount of reasonable expenses incurred by the Corporation in acquiring such series of Existing Preferred Stock and issuing such additional Existing Preferred Stock, Parity Securities or Senior Securities (as the case may be); with such shares being issued no sooner than the date the Corporation repurchases, redeems or otherwise retires such series of the Existing Preferred Stock; and (III) issue additional shares of Existing Preferred Stock as dividends on the Existing Preferred Stock in accordance with the certificates of designation of the Existing Preferred Stock, as in existence on the Issue Date.

                      (B) So long as any shares of the Series B Convertible Preferred Stock are outstanding, the Corporation shall not amend this Resolution so as to affect materially and adversely the rights, preferences or privileges of Holders of shares of Series B Convertible Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Series B Convertible Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                      (C) While any of the Series B Convertible Preferred Stock is outstanding, the Corporation shall not amend or modify the Indenture for the New Exchange

Debentures (the "New Exchange Indenture") in the form executed by the parties thereto (except as expressly provided therein in respect of amendments without the consent of Holders of New Exchange Debentures) as permitted by Section 8.02 of the New Exchange Indenture to be amended or modified by (I) a majority vote
(x) without the affirmative vote or consent of Holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding or, (y) if any New Exchange Debentures are then outstanding, without the affirmative vote or consent of, in the aggregate, Holders of at least a majority in liquidation preference of the Series B Convertible Preferred Stock and holders of at least a majority in principal amount of the New Exchange Debentures, or
(II) unanimous consent, without the consent of each Holder of Series B Convertible Preferred Stock and each holder of New Exchange Debentures, in the case of each of clauses (I)(x) and (y) and (II), voting or consenting, as the case may be, as one class, and given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting (in the case of Holders of Series B Convertible Preferred Stock and, in accordance with the terms of the New Exchange Indenture, in the case of holders of New Exchange Debentures).

                          (D)   Except as set forth in paragraph (f)(i)(A)
above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Series B Convertible Preferred Stock and shall not be deemed to affect adversely the rights, preferences or privileges of Holders of Series B Convertible Preferred Stock.

                  (ii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Series B Convertible Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation's assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series B Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series B Convertible Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (I) of the foregoing clause (A)) or such Person (in the case of clause (II) of the foregoing clause (A)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) the Corporation has delivered to the transfer agent for the Series B Convertible Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

                  (iii) (A) If (I) the Corporation fails to discharge any redemption or conversion obligation with respect to the Series B Convertible Preferred Stock; (II) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Series B Convertible Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (III) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (1)(i), (1)(ii), (l)(iii) or (l)(iv) hereof and the breach or violation continues for a period of 60 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Series B Convertible Preferred Stock then outstanding; (IV) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded; or (V) any event occurs or condition exists which results in an increase in the dividend rate borne by the Private Preferred Stock in accordance with the terms thereof, then in the case of any of clauses (I) - (V) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of the then outstanding shares of Series B Convertible Preferred Stock, voting separately and as one class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (I), (II), (III),
(IV), and (V) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Series B Convertible Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Series B Convertible Preferred Stock expire (other than as described in
(f)(iii)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Series B Convertible Preferred Stock for any Voting Rights Triggering Event.

                          (B)   The right of the Holders of Series B
Convertible Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured (including, but not limited to, in the case of clause (IV) of subparagraph (f)(iii)(A) above through the issuance of Refinancing Indebtedness or the waiver of any breach or default by the holder of such Indebtedness) or waived by the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding and entitled to vote thereon, at which time (I) the special right of the Holders of Series B Convertible Preferred Stock so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders of the Series B Convertible Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Series B Convertible Preferred Stock), if applicable, shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Series B Convertible Preferred Stock pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Series B Convertible Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least 25% of the shares of Series B Convertible Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Series B Convertible Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least 25% of the outstanding shares of Series B Convertible Preferred Stock may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series B Convertible Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                          (C)   At any meeting held for the purpose of electing
directors at which the Holders of Series B Convertible Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock shall be required to constitute a quorum of such Series B Convertible Preferred Stock.

                          (D)   Any vacancy occurring in the office of a
director elected by the Holders of Series B Convertible Preferred Stock may be filled by the remaining directors elected by the Holders of Series B Convertible Preferred Stock unless and until such vacancy shall be filled by the Holders of Series B Convertible Preferred Stock.

                          (E)   The provisions of this paragraph (f)(iii) shall
apply only so long as the Holder is able to elect directors as aforesaid pursuant to applicable laws and regulations of the FCC as determined jointly by the Holder and the Corporation.

                  (iv) In any case in which the Holders of Series B Convertible Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Series B Convertible Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series B Convertible Preferred Stock held.

         (g)      Conversion.

                  (i) Shares of the Series B Convertible Preferred Stock will be convertible at the option of the Holder thereof, at any time and from time to time after the Issue Date, into (A) a number of shares of Class A Common Stock or (B) in the case of the Initial Holder only, if the Initial Holder determines in its sole discretion that it is prevented under applicable laws and regulations of the FCC from holding shares of Class A Common Stock issuable upon conversion of its shares of Series B Convertible Preferred Stock, into a number of shares of non-voting Common Stock of the Corporation (which upon disposition by the Initial Holder shall automatically be converted into shares of Class A Common Stock), equal to the Original Issue Price of the shares of Series B Convertible Preferred Stock surrendered for conversion plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon, divided by the Conversion Price then in effect, except that, if shares of Series B Convertible Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will, at its option, either round up the number of shares to be issued to the nearest whole share or pay a cash adjustment based upon the current market price of the Class A Common Stock at the close of business on the first Business Day preceding the date of conversion. The Series B Convertible Preferred Stock shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted, appropriately completed, to the transfer agent for the Common Stock. The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by the Holder. The transfer agent will deliver to the Holder a new certificate representing the shares of Series B Convertible Preferred Stock in excess of those being surrendered for conversion. The conversion rights stated herein are subject to compliance by the holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation's obligation to issue Conversion Shares to the Initial Holder or its Affiliates upon conversion of shares of Series B Convertible Preferred Stock, the Corporation may require that such persons deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the effect that the issuance of Conversion Shares to such persons or their designees upon conversion will not violate or conflict with the Communications Act.

                  (ii) (A) In case the Corporation shall (I) pay a dividend or distribution in shares of its Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its capital stock (each such transaction being called a "Stock Transaction"), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series B Convertible Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series B Convertible Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Series B Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

                          (B)   If the Corporation shall, at any time or from
time to time while any shares of Series B Convertible Preferred Stock are outstanding, issue, sell or distribute any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance, sale or distribution less than the Common Stock Trading Price of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance, sale or distribution, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Trading Price per share of Common Stock on the first trading day after the date of the public announcement of the actual terms (including the price terms) of such issuance, sale or distribution multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance, sale or distribution plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in respect of the purchase of the shares of Class A Common Stock underlying such right or warrant, and the denominator of which shall be the Common Stock Trading Price per share of Class A Common Stock on the trading day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance, sale or distribution multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance, sale or distribution plus (II) underlying such rights or warrants at the time of such issuance. For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance, sale or distribution of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants.

                          (C)   In the event the Corporation shall at any time
or from time to time while any shares of Series B Convertible Preferred Stock are outstanding declare, order, pay or make a dividend or other distribution generally to holders of Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries or evidences of indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or
(B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series B

Convertible Preferred Stock which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series B Convertible Preferred Stock had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series B Convertible Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Trading Price per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Trading Price per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series B Convertible Preferred Stock). An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

                  (iii) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Corporation may, to the extent permitted by law, make such reductions in the Conversion Price in addition to those described in paragraph (ii) above as it, in its sole discretion, shall determine to be advisable in order that certain stock related distributions hereafter made by the Corporation to its stockholders shall not be taxable to such stockholders.

                  (iv) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii) (C) above) or reclassification of outstanding shares of Common Stock (other than a reclassification covered by paragraph (ii) (A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series B Convertible Preferred Stock shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series B Convertible Preferred Stock shall be exchanged for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series B Convertible Preferred Stock, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such

Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series B Convertible Preferred Stock was convertible immediately prior to such Transaction. In case securities or property other than common stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (iv) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

         Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series B Convertible Preferred Stock will be entitled to receive the benefits afforded by this paragraph (iv).

         For purposes of this paragraph (iv), "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series B Convertible Preferred Stock or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

                  (v) The Conversion Price shall initially equal $13.0110228131, and shall increase from and after the Issue Date at a rate equal to the dividend rate in effect from time to time on the Series B Convertible Preferred Stock as set forth in paragraph (c)(i). The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

                  (vi) The Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock (or in the case of the Initial Holder's election to convert into non-voting Common Stock, upon conversion of such non-voting Common Stock) to be approved for listing on the American Stock Exchange (or such other principal securities exchange on which the Class A Common Stock may at the time be listed for trading), subject to official notification of issuance, prior to the date of issuance thereof. Notwithstanding anything in this Resolution to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as the conditions for listing of the Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock on the American Stock Exchange (or such other principal securities exchange on which the Class A Common Stock may be listed for trading) which are set forth, as of the Issue Date, in Section 713 of the American Stock Exchange Company Guide (or substantially similar provisions of such other exchange, in each case as such exchange rules may be hereafter in effect from time to time) have been satisfied, whether through stockholder approval of the issuance of the Series B Convertible Preferred Stock or otherwise.

         (h)      Change of Control.

                  (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Series B Convertible Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Series B Convertible Preferred Stock at a purchase price of 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price").

                  (ii) Within 30 days following the Change of Control Date, the Corporation shall (x) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (y) send by first class mail, postage prepaid, a notice to each Holder of Series B Convertible Preferred Stock at such Holder's address as it appears in the register maintained by the Transfer Agent, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Series B Convertible Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                          (A)   that a Change of Control has occurred, that the
Change of Control Offer is being made pursuant to this paragraph (h) and that all Series B Convertible Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                          (B)   the Change of Control Purchase Price and the
purchase date (which shall be a Business Day no earlier than 30 Business Days nor later than 60 Business Days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                          (C)   that any shares of Series B Convertible
Preferred Stock not tendered will continue to accumulate dividends;

                          (D)   that, unless the Corporation defaults in making
payment of the Change of Control Purchase Price any share of Series B Convertible Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

                          (E)   that Holders accepting the offer to have any
shares of Series B Convertible Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day preceding to the Change of Control Payment Date;

                          (F)   that Holders will be entitled to withdraw their
acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series B Convertible Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Series B Convertible Preferred Stock purchased;

                          (G)   that Holders whose shares of Series B
Convertible Preferred Stock are purchased only in part will be issued a new certificate representing the number of shares of

Series B Convertible Preferred Stock equal to the unpurchased portion of the certificate surrendered; and

                          (H)   the circumstances and relevant facts regarding
such Change of Control.

                  (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Series B Convertible Preferred Stock in connection with a Change of Control Offer.

                  (iv) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the shares of Series B Convertible Preferred Stock tendered pursuant to the Change of Control Offer, (B) promptly mail to each Holder of shares so accepted payment in an amount in cash equal to the Change of Control Purchase Price for such Series B Convertible Preferred Stock, (C) execute and issue a new Series B Convertible Preferred Stock certificate equal to any unpurchased shares of Series B Convertible Preferred Stock represented by certificates surrendered and (D) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Series B Convertible Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accumulate with respect to the shares of Series B Convertible Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

                  (v) If the purchase of the Series B Convertible Preferred Stock would violate or constitute a default or be prohibited under the Credit Facility, any then outstanding Senior Debt, the Existing Debt Indentures or the Existing Preferred Stock, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall, to the extent required to permit such purchase of the Series B Convertible Preferred Stock, either (A) repay in full all Indebtedness under the Credit Facility, such Senior Debt, the Existing Notes and the Existing Exchange Debentures and, in the case of the Credit Facility or such other Senior Debt, terminate all commitments outstanding thereunder and effect the termination of any such prohibition under the Existing Preferred Stock, or (B) obtain the requisite consents, if any, under the Credit Facility, the instruments governing such Senior Debt, the Existing Debt Indentures and the certificates of designation governing the Existing Preferred Stock required to permit the repurchase of the Series B Convertible Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

         (i)      Conversion or Exchange. Other than as set forth in paragraph
(g) above, the Holders of shares of Series B Convertible Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

         (j) Reissuance of Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series B Convertible Preferred Stock must be in compliance with the terms hereof.

         (k) Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

         (l)      Certain Additional Provisions.

                  (i) Limitation on Incurrence of Additional Indebtedness. The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation and its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness (i) no Voting Rights Triggering Event shall have occurred and be continuing or shall occur as a consequence thereof and (ii) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Corporation's total Indebtedness to the Corporation's Consolidated EBITDA (determined on a pro forma basis for the last four full fiscal quarters of the Corporation for which financial statements are available at the date of determination) is less than 7.0 to 1; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period) to both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Corporation and the inclusion in the Corporation's Consolidated EBITDA of the Consolidated EBITDA of the acquired Person, business, property or assets; and provided, further, that in the event that the Consolidated EBITDA of the acquired Person, business, property or assets reflects an operating loss, no amounts shall be deducted from the Corporation's Consolidated EBITDA in making the determination described above.

                  (ii) Limitation on Restricted Payments. (A) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto (I) any Voting Rights Triggering Event shall have occurred and be continuing; or (II) the Corporation could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above; or (III) the aggregate amount of Restricted Payments declared or made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors in good faith) exceeds the sum of (x) 100% of the Corporation's Cumulative Consolidated EBITDA minus 1.4 times the Corporation's Cumulative Consolidated Interest Expense, plus (y) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Corporation from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock of the Corporation or Capital Stock of the Corporation issued to any Restricted Subsidiary) of the Corporation or any Indebtedness or other securities of the Corporation convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Corporation which have been so converted or exercised or exchanged, as the case may be, plus (c) $10,000,000.

                          (B)   Notwithstanding the foregoing, these provisions
will not prohibit: (I) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; or (II) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock, (y) through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of, Disqualified Capital Stock that has a redemption date no earlier than, is issued by the Corporation or the same Person as and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired and which Disqualified Capital Stock does not prohibit cash dividends on the Series B Convertible Preferred Stock or the exchange thereof for New Exchange Debentures.

                  (iii) Limitations on Transactions with Affiliates. (A) The Corporation shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate or holder of 10% or more of the Corporation's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (I) such Affiliate Transaction is between or among the Corporation and its Wholly-Owned Subsidiaries; (II) such Affiliate Transaction is between or among the Corporation and any of its Subsidiaries, on the one hand, and the Initial Holder or any of its Affiliates, on the other hand; or (III) the terms of such Affiliate Transaction are fair and reasonable to the Corporation or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Corporation or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause (I) above the Corporation must obtain a Board Resolution certifying that such Affiliate Transaction complies with clause (III) above. In any Affiliate Transaction involving an amount or having a value in excess of $5,000,000 which is not permitted under clause (I) above, unless such transaction is with a Subsidiary in which no Affiliate has a minority interest, the Corporation must obtain a valuation of the assets subject to such transaction by an Independent Appraiser or a written opinion as to the fairness of such a transaction from an independent investment banking firm or an Independent Appraiser.

                          (B)   The foregoing provisions shall not apply to (I)
any Restricted Payment that is not prohibited by the provisions described in paragraph (1) (ii) above, (II) any transaction approved by the Board of Directors with an officer or director of the Corporation or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Corporation or of any Subsidiary that are customary for public companies in the broadcasting industry, or (III) modifications of the Existing Preferred Stock.

                  (iv) Limitation on Preferred Stock of Restricted Subsidiaries. The Corporation shall not permit any Restricted Subsidiary to issue any Preferred Stock (except to the Corporation or to a Restricted Subsidiary) or permit any Person (other than the Corporation or a Restricted Subsidiary) to hold any such Preferred Stock unless the Corporation or such Restricted Subsidiary would be entitled to incur or assume Indebtedness in compliance with paragraph (l)(i) above in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

                  (v) Reports. The Corporation shall provide to the holders of Series B Convertible Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will provide to the Holders copies of all annual and quarterly reports and other information which the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

         (m)      Exchange.

                  (i) Requirements. The outstanding shares of Series B Convertible Preferred Stock are exchangeable, in whole or in part, on a pro rata basis, at the option of the Holder, for the New Exchange Debentures to be substantially in the form of Exhibit A to the New Exchange Indenture, a copy of which is on file with the secretary of the Corporation; provided, however, that each partial exchange shall be with respect to shares of Series B Convertible Preferred Stock outstanding with an aggregate liquidation preference of not less than $50,000,000 or all such shares remaining outstanding, if less; and provided, further, that any such exchange prior to January 1, 2007, may only be made if (A) there shall be no contractual impediment to such exchange; (B) such exchange would be permitted under the terms of the Existing Preferred Stock (or any other Preferred Stock of the Company issued to fund redemption of any Existing Preferred Stock with substantially similar terms as the Existing Preferred Stock so redeemed), to the extent then outstanding, and immediately after giving effect to such exchange, no Default or Event of Default (as defined in the New Exchange Indenture) would exist under the New Exchange Indenture, no default or event of default would exist under the Credit Facility or the Existing Debt Indentures and no default or event of default under any other material instrument governing Indebtedness outstanding at the time (including Indebtedness incurred to refinance any of the Credit Facility or the Existing Debt Indentures on substantially comparable terms) would be caused thereby; and (C) the New Exchange Indenture has been qualified under the Trust Indenture Act of 1939, as amended, if such qualification is required at the time of such exchange. The exchange rate shall be $1.00 principal amount of New Exchange Debentures for each $1.00 of liquidation preference and accumulated and unpaid dividends of Series B Convertible Preferred Stock, including, to the extent necessary, New Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any New Exchange Debenture that is not an integral multiple of $1,000 instead of delivering a New Exchange Debenture in a denomination of less than $1,000.

                  (ii) Exchange Procedures. (A) At least 30 days prior to the Exchange Date, the Holder shall give the Corporation written notice by first-class mail, postage prepaid, to the Corporation's principal office, which notice shall state: (I) the Exchange Date, and (II) the number of shares and aggregate liquidation preference of the Series B Convertible Preferred Stock to be exchanged. On or before the Exchange Date, each Holder of Series B Convertible Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares of Series B Convertible Preferred Stock. The Corporation shall cause the New Exchange Debentures to be executed on the Exchange Date and, upon surrender of the certificates for any shares of Series B Convertible Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation for New Exchange Debentures. In the event that any certificate surrendered pursuant to this paragraph (m) represents shares in excess of those being surrendered for exchange, the Corporation shall issue a new certificate representing the unexchanged portion of shares of Series B Convertible Preferred Stock. Dividends on the shares of Series B Convertible Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Series B Convertible Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of New Exchange Debentures. The Corporation shall pay interest on the New Exchange Debentures from the Exchange Date whether or not certificates for shares of Series B Convertible Preferred Stock are surrendered for exchange on such Exchange Date.

                          (B)   If notice has been given as aforesaid, and if
before the Exchange Date (I) the New Exchange Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (II) all New Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the New Exchange Indenture with irrevocable instructions to authenticate the New Exchange Debentures necessary for such exchange, then the rights of the Holders of Series B Convertible Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive New Exchange Debentures and, if the Corporation so elects, cash in lieu of any New Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the New Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such New Exchange Debentures as of the Exchange Date.

                  (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (m), the Corporation shall not be obligated to exchange the Series B Convertible

Preferred Stock for New Exchange Debentures if such exchange, or any term or provision of the New Exchange Indenture or the New Exchange Debentures, or the performance of the Corporation's obligations under the New Exchange Indenture or the New Exchange Debentures, shall violate any applicable law or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

         (n) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

                  "Affiliate" means, for any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to the Corporation, Affiliate will also include any Permitted Holders or Persons controlled by the Permitted Holders.

                  "Affiliate Transaction" shall have the meaning ascribed to it in paragraph (1)(iii) hereof.

                  "Asset Sale" means the sale, transfer or other disposition (other than to the Corporation or any of its Restricted Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $2,000,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary other than in a transaction where the Corporation or a Restricted Subsidiary receives therefor one or more media properties with a fair market value equal to the fair market value of the Capital Stock issued, transferred or disposed of by the Corporation or the Restricted Subsidiary (with such fair market values being determined by the Board of Directors), (b) all or substantially all of the assets of the Corporation or of any Restricted Subsidiary, (c) real property or (d) all or substantially all of the assets of any media property, or part thereof, owned by the Corporation or any Restricted Subsidiary, or a division, line of business or comparable business segment of the Corporation or any Restricted Subsidiary; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Corporation or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary, or the sale of all or substantially all of the assets of the Corporation or a Restricted Subsidiary in a transaction complying with f(ii), in which case only the assets not so sold shall be deemed an Asset Sale.

                  "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                  "Board Resolution" means a copy of a resolution certified pursuant to an Officers' Certificate to have been duly adopted by the Board of Directors of the Corporation and to be in full force and effect.

                  "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

                  "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

                  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
(v) above.

                  "Certificate of Incorporation" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                  A "Change of Control" of the Corporation will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
Act) of 50% or more of the total voting power of the

Corporation's Common Stock, (ii) any Person (including a Person's Affiliates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Corporation's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Corporation than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation, (iii) there shall be consummated any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which the Common Stock of the Corporation would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Common Stock of the Corporation outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the Common Stock of the surviving corporation immediately after such consolidation or merger, (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors or (v) any "change in control" occurs (as defined at such time) with respect to the Existing Preferred Stock or any issue of Disqualified Capital Stock.

                  "Change of Control Date" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                  "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                  "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h)(ii) hereof.

                  "Change of Control Purchase Price" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                  "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of the Corporation.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

                  "Common Stock Trading Price" on any date means, with respect to the Class A Common Stock, the Closing Price for the Class A Common Stock on such date. The "Closing Price" on any date shall mean the last sale price for the Class A Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

                  "Communications Act" means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

                  "Consolidated EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on the Existing Preferred Stock and any Redeemable Dividends in each case only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Restricted Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

                  "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, Redeemable Dividends, whether paid or accrued, on Subsidiary Preferred Stock, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of

Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, all time brokerage fees relating to financing of radio or television stations which the Corporation has an agreement or option to acquire, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Corporation).

                  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Existing Exchange Debentures or the Existing Notes) shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Restricted Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

                  "Conversion Price" has the meaning ascribed to it in paragraph (g)(v) hereof.

                  "Conversion Shares" means (i) the number of shares of Class A Common Stock or (ii) in the case of the Initial Holder only, if the Initial Holder determines in its sole discretion that it is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of its shares of Series B Convertible Preferred Stock, the number of shares of non-voting Common Stock of the Corporation (which upon disposition by the Initial Holder shall automatically be converted into shares of Class A Common Stock) into which the Series B Convertible Preferred Stock is from time to time convertible.

                  "Corporation" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                  "Cost of Capital Dividend Rate" means a rate per annum equal to the dividend rate on the Series B Convertible Preferred Stock at which the Series B Convertible Preferred Stock would trade at its liquidation preference on such date of determination. The Cost of Capital Dividend Rate shall be determined by a nationally recognized independent investment banking firm (i) if the Corporation is publicly traded on a national exchange, chosen in the sole discretion of the Corporation, and (ii) if the Corporation is not publicly traded on a national exchange, chosen in the sole discretion of the Holder.

                  "Credit Facility" means the Second Amended and Restated Credit Agreement dated as of April 28, 1998, among the Corporation, the financial institutions party thereto in their capacities as lenders thereunder and Union Bank of California, N.A., as agent, as the same may be amended from time to time, and any one or more agreements evidencing the refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale thereof.

                  "Cumulative Consolidated EBITDA" means, with respect to any Person, as of any date of determination, Consolidated EBITDA from the Issue Date to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

                  "Cumulative Consolidated Interest Expense" means, with respect to any Person, as of any date of determination, Consolidated Interest Expense plus any cash dividends paid on Senior Securities or Parity Securities not already reflected in Consolidated Interest Expense, in each case from the Issue Date to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

                  "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to December 31, 2009. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary, (ii) any Preferred Stock of the Corporation, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Corporation is obligated to pay current dividends or distributions in cash during the period prior to December 31, 2009; and (iii) as long as the Series B Convertible Preferred Stock remains outstanding, Senior Securities and Parity Securities; provided, however, that (i) Preferred Stock of the Corporation or any Restricted Subsidiary that is issued with the benefit of provisions requiring the Corporation to make an offer to purchase such Preferred Stock in the event of a change of control of the Corporation or Restricted Subsidiary shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions; (ii) the Existing Preferred Stock and the Series B Convertible Preferred Stock, as in effect on the Issue Date, shall not be considered Disqualified Capital Stock; and (iii) Capital Stock paid as dividends on Preferred Stock existing on the Issue Date or subsequently issued, in each case in accordance with the terms of such Preferred Stock at the time it was issued, shall not be considered Disqualified Capital Stock.

                  "Exchange Date" means the date of original issuance of the New Exchange Debentures.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Existing Debt Indentures" means the Existing Exchange Indentures and the Existing Indenture.

                  "Existing Exchange Debentures" means the 12 1/2% Exchange Debentures due 2006 (if issued) and the 13 1/4% Exchange Debentures due 2006 (if issued) issued under the Existing Exchange Indentures.

                  "Existing Exchange Indentures" means the indentures dated October 4, 1996, and June 10, 1998, between the Corporation, the guarantors thereto and The Bank of New York, as trustee, which govern the Existing Exchange Debentures.

                  "Existing Indenture" means the indenture dated as of September 28, 1995 among the Corporation and The Bank of New York, as trustee which governs the Existing Notes.

                  "Existing Notes" means the 11 5/8% Senior Subordinated Notes due 2002 issued under the Existing Indenture.

                  "Existing Preferred Stock" means the Junior Cumulative Compounding Redeemable Preferred Stock, $.001 par value, 12% dividend rate per annum, of which 33,000 shares are outstanding as of the Issue Date with a liquidation preference of $1,000 per share; the 12 1/2% Cumulative Exchangeable Preferred Stock, $.001 par value, of which 204,847 shares are outstanding as of the Issue Date with a liquidation preference of $1,000 per share; the 13 1/4% Cumulative Junior Exchangeable Preferred Stock, par value $.001 per share, of which 22,571 shares are outstanding as of the Issue Date with a liquidation preference of $10,000 per share; and the 9 3/4% Series A Convertible Preferred Stock, $.001 par value, of which 8,304 shares are outstanding as of the Issue Date with a liquidation preference of $10,000 per share.

                  "Extraordinary Cash Dividend" means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

                  "Fair Market Value" of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm's length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

                  "FCC" means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.

                  "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

                  "Holder" means a holder of shares of Series B Convertible Preferred Stock as reflected in the stock books of the Corporation.

                  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

                  "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables and other accrued liabilities arising in the ordinary course of business, including, without limitation, any and all programming broadcast obligations) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included, (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) in the case of the Corporation, Disqualified Capital Stock of the Corporation or any Restricted Subsidiary and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or contingent obligations arising out of customary indemnification agreements with respect to the sale of assets or securities shall not be deemed to be "Indebtedness" of the Corporation or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

                  "Independent Appraiser" means an appraiser of national reputation in the United States (i) which does not, and whose directors, executive officers and Affiliates do not, have a direct or indirect financial interest in excess of 5% of fully diluted outstanding voting securities of the Corporation at the time of determination and (ii) which, in the judgment of the Corporation, is independent from the Corporation as evidenced by an Officer's Certificate.

                  "Initial Holder" means National Broadcasting Company, Inc.

                  "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

                  "Investment" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and repurchases or redemptions of the Existing Notes, the Existing Exchange Debentures, the Existing Preferred Stock or the Series B Convertible Preferred Stock by the Corporation.

                  "Investment Agreement" means the Investment Agreement, dated September 15, 1999, entered into by and among the Corporation and National Broadcasting Company, Inc.

                  "Issue Date" means the date of original issuance of the Series B Convertible Preferred Stock.

                  "Junior Securities" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

                  "Major Asset Sale" means on Asset Sale or series of related Asset Sales involving assets with a fair market value in excess of $25,000,000.

                  "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Corporation, an Asset Sale or a Major Asset Sale, the aggregate net proceeds received by the Corporation, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Corporation which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Corporation upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Corporation in connection therewith).

                  "New Exchange Debentures" shall mean the Convertible Exchange Debentures due 2009 (if issued) issued under the New Exchange Indenture.

                  "New Exchange Indenture" shall have the meaning ascribed to it in paragraph (f)(i)(C) hereof.

                  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

                  "Officers' Certificate" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

                  "Opinion of Counsel" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".

                  "Original Issue Price" means $10,000 per share of Series B Convertible Preferred Stock.

                  "Parity Securities" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "Permitted Holders" means collectively Lowell W. Paxson, his spouse, children or other lineal descendants (whether adoptive or biological) and any revocable or irrevocable inter vivos or testamentary trust or the probate estate of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate.

                  "Permitted Indebtedness" means, without duplication, each of the following:

                  (i) Indebtedness under the New Exchange Debentures and the guarantees related thereto, including any New Exchange Debentures issued in accordance with the New Exchange Indenture as payment of interest on the New Exchange Debentures;

                  (ii) Indebtedness under the Existing Exchange Debentures, and the guarantees related thereto, including any Existing Exchange Debentures issued in accordance with the Existing Exchange Indentures as payment of interest on the Existing Exchange Debentures;

                  (iii) Indebtedness incurred pursuant to any Credit Facility in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

                  (iv) all other Indebtedness of the Corporation and its Restricted Subsidiaries outstanding on the Issue Date, including, without limitation, the Existing Notes, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

                  (v) Obligations under Interest Rate Agreements of the Corporation covering Indebtedness of the Corporation or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to protect the Corporation and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with paragraph (l)(i) hereof to the extent the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreement relates;

                  (vi) Indebtedness of a Restricted Subsidiary to the Corporation or to a Restricted Subsidiary for so long as such Indebtedness is held by the Corporation or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Corporation or a Restricted Subsidiary; provided that if as of any date any Person other than the Corporation or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

                  (vii) Indebtedness of the Corporation to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that (a) any Indebtedness of the Corporation to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Corporation's Obligations under the New Exchange Indenture and the New Exchange Debentures and (b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Corporation;

                  (viii) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Corporation's consolidated total assets at any one time;

                  (ix)     Refinancing Indebtedness; and

                  (x) Additional Indebtedness of the Corporation in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.

                  "Permitted Investments" means, for any Person, Investments made on or after the Issue Date consisting of:

                  (i) Investments by the Corporation, or by a Restricted Subsidiary, in the Corporation or a Restricted Subsidiary;

                  (ii)     Cash Equivalents;

                  (iii) Investments by the Corporation, or by a Restricted Subsidiary, in a Person (or in all or substantially all of the business or assets of a Person) if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary or (c) such business or assets are owned by the Corporation or a Restricted Subsidiary;

                  (iv) reasonable and customary loans made to employees not to exceed $5,000,000 in the aggregate at any one time outstanding;

                  (v) an Investment that is made by the Corporation or a Restricted Subsidiary in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Corporation or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale or pursuant to the arrangements described in Section
                           7.5 of the Investment Agreement;

                  (vi) time brokerage and other similar agreements (which term shall include in any event all local marketing agreements, joint sales agreements and similar agreements, however denominated) under which separately owned and licensed broadcast properties enter into cooperative arrangements and which may include an option to acquire the broadcast property at a future date;

                  (vii) accounts receivable of the Corporation and its Restricted Subsidiaries generated in the ordinary course of business;

                  (viii) loans and guarantees of loans by third-party lenders to third parties in connection with the acquisition of media properties, secured by substantially all of such Person's assets (to the extent permitted by the rules of the FCC), which are made in conjunction with the execution of a time brokerage agreement;

                  (ix) options on media properties entered into in connection with the execution of time brokerage agreements; and

                  (x) additional Investments of the Corporation and its Restricted Subsidiaries from time to time of an amount not to exceed $75,000,000.

                  "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

                  "Private Preferred Stock" means the Junior Cumulative Compounding Redeemable Preferred Stock, $.001 par value, 12% dividend rate per annum, of which 33,000 shares are outstanding with a liquidation preference of $1,000 per share.

                  "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

                  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                  "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

                  "Redemption Date" means, with respect to any shares of Series B Convertible Preferred Stock, the date on which such shares of Series B Convertible Preferred Stock are redeemed by the Corporation.

                  "Redemption Notice" shall have the meaning ascribed to it in paragraph (e)(ii) hereof.

                  "Redemption Price" means the higher of (i) the Original Issue Price plus all accrued and unpaid dividends through and including the date of redemption, and (ii) 80% (representing a liquidity discount) of the average of the Common Stock Trading Price for the ten consecutive trading days ending on the trading day prior to the date of the Redemption Notice, multiplied by the number of Conversion Shares per share of Series B Convertible Preferred Stock.

                  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or

Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part, "Refinanced" and "Refinancing" shall have correlative meanings.

                  "Refinancing Indebtedness" means any refinancing by the Corporation or any Restricted Subsidiary of Indebtedness that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Corporation in connection with such refinancing) or (ii) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced; provided that (x) if such Indebtedness being refinanced is Indebtedness of the Corporation, then such Refinancing Indebtedness shall be Indebtedness solely of the Corporation and (y) if such Indebtedness being Refinanced is subordinate or junior to the New Exchange Debentures, then such Refinancing Indebtedness shall be subordinate to the New Exchange Debentures at least to the same extent and in the same manner as the Indebtedness being Refinanced.

                  "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Parity Securities or Junior Securities, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Securities, or any warrants, rights or options to acquire shares of Junior Securities, other than through the exchange of such Junior Securities or any warrants, rights or options to acquire shares of any class of such Junior Securities for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the making of any Investment (other than a Permitted Investment), (iv) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the fair market value of such Subsidiary utilizing standard valuation methodologies and approved by the Board of Directors, excluding any such Subsidiary with a fair market value equal to or less than $500, or (v) forgiveness of any Indebtedness of an Affiliate of the Corporation to the Corporation or a Restricted Subsidiary.

                  "Restricted Subsidiary" means a Subsidiary of the Corporation other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Corporation existing as of the Issue Date. The Board of Directors of the Corporation may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Corporation could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (l)(i) above.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Senior Debt" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowed claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to their terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Corporation owed under the Credit Facility, (b) all obligations of the Corporation with respect to any Interest Rate Agreement, (c) all obligations of the Corporation to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of the Corporation which does not provide that it is to rank pari passu with or subordinate to the New Exchange Debentures and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Debt described above. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) Indebtedness of the Corporation to any of its Subsidiaries, (ii) Indebtedness represented by the New Exchange Debentures,
(iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Debt, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or (v) Indebtedness incurred in violation of paragraph (l)(i) hereof.

                  "Senior Securities" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "Series B Convertible Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

                  "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

                  "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Corporation which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is not in violation of the covenant set forth under paragraph (l)(i) above. The transfer agent for the Series B Convertible Preferred Stock shall be given prompt notice by the Corporation of each resolution adopted by the Board of Directors under this provision, together with a copy of each such resolution adopted.

                  "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iii) hereof.

                  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                  "Wholly-Owned Subsidiary" means any Restricted Subsidiary all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Corporation.

                  IN WITNESS WHEREOF, said Paxson Communications Corporation has caused this Certificate to be signed this 15th day of September, 1999.

                           PAXSON COMMUNICATIONS CORPORATION



                           By:
                               ----------------------------------------------
                               Name: Jeffrey Sagansky
                               Title:   President and Chief Executive Officer

NYC1#179873 v6


                                      35